UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 15, 2012

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34757 (Commission File No.)	27-2166630 (IRS Employer Identification No.)

601 Rayovac Drive Madison, Wisconsin 53711 (Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

On March 15, 2012, the subsidiary of Spectrum Brands Holdings, Inc., Spectrum Brands, Inc. (“Spectrum”), entered into a purchase agreement with the initial purchasers named therein.  The initial purchasers have agreed to purchase, and Spectrum has agreed to sell, $300 million aggregate principal amount of its 6.750% Senior Notes due 2020 (the “Notes”). The Notes were priced at 100.00% of par with a coupon of 6.750%, plus accrued interest from March 20, 2012.

Spectrum intends to use the proceeds of this offering of Notes to pay the consideration for Spectrum's previously disclosed cash tender offer and consent solicitation (the “Tender Offer and Consent Solicitation”) with respect to any and all of Spectrum’s outstanding 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) plus fees and expenses, and, if not all 12% Notes are tendered pursuant to the Tender Offer and Consent Solicitation, to fund the redemption of all 12% Notes remaining outstanding after the completion of the Tender Offer and Consent Solicitation. The remaining proceeds of approximately $25 million from the Notes offering will be used for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ Nathan Fagre
Name:	Nathan Fagre
Title:	General Counsel and Secretary

Dated:  March 16, 2012